WILSHIRE MUTUAL FUNDS, INC. (THE “COMPANY”)
WILSHIRE VARIABLE INSURANCE TRUST (THE “TRUST”
AND WITH THE COMPANY, THE WILSHIRE FUNDS”)
CODE OF ETHICS
1.STATEMENT OF GENERAL POLICY
Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), requires that the Wilshire Funds adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined below) from engaging in any act, practice or course of business prohibited by the Rule. In general, Rule 17j-1 under the 1940 Act prohibits fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by access persons of the investment company. The purpose of this Code of Ethics (“Code”) is to provide procedures consistent with the 1940 Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1. Accordingly, this Code has been adopted to ensure that those who have knowledge of the transactions by the Wilshire Funds will not be able to act thereon to the disadvantage of the Wilshire Funds. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Wilshire Funds and persons connected with it.
2.DEFINITIONS
(a)“Access Person” means any Board member or officer of the Wilshire Funds or advisory person of the Wilshire Funds, except that “Access Person” shall be presumed not to include any officer of the Wilshire Funds who is not an employee of the Adviser unless such person has actual knowledge of transactions by the Wilshire Funds prior to their implementation.
(b)“Adviser” means Wilshire Advisors LLC or any entity that acts as the investment adviser for the Wilshire Funds, except that “Access Persons” shall be presumed not to include any officer of the Wilshire Funds who is not an employee of the Adviser unless such person has actual knowledge of transactions by the Wilshire Funds prior to their implementation.
(c)“Advisory Person” means (i) any employee of the Wilshire Funds (or of any company in a control relationship to the Wilshire Funds), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Wilshire Funds who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Covered Security.
(d)“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically (in or from) investment accounts in accordance with a predetermined schedule and allocation and includes a dividend reinvestment plan.
(e)“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. Specifically, a direct or indirect opportunity to profit or share in any profit derived from a transaction in any class of security coupled with either the power to vote conferred by such security or the power to dispose of (or direct the disposition of) such security, will confer beneficial ownership. Such an opportunity may come about through any contract, arrangement, understanding, relationship or otherwise. Thus, a person is regarded as the beneficial owner of securities held by members of his or her immediate family sharing the same household (immediate family members include any child, grandchild, stepchild, spouse, sibling, parent, stepparent, grandparent, mother-in-law, father-in-law, son-in-law, daughter-in–law, brother-in-law, sister-in-law, and adoptive relationships).

Similarly, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to dividends that is separate or separable from the underlying securities, and a person’s right to acquire or dispose of securities through the exercise or conversion of any derivative security (such as an option or a warrant), whether or not presently exercisable, will confer beneficial ownership, and transactions involving them should be reported. Any other indirect interest in securities including performance-related fees received for services rendered with regard to securities as well as a person’s interest in securities held by a trust may confer beneficial ownership and thus require the reporting of any transactions involving them.
(f)“CCO” means the Wilshire Funds’ Chief Compliance Officer.
(g)“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.
(h)“Covered Security” shall mean any security that the Wilshire Funds is eligible to hold or intends or proposes to acquire, and any security related to or connected with such security. Covered Security also includes any shares of any Fund. The term shall also have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies other than the Funds, shares of money market funds, shares issued by unit investment trusts that are invested exclusively in one or more open-end funds other than those advised by the Adviser, direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt securities (including repurchase agreements).
(i)“Disinterested Board Member” means a Board member of the Wilshire Funds who is not an “interested person” of the Wilshire Funds within the meaning of Section 2(a)(19) of the 1940 Act.
(j)“Fund” means any series of the Wilshire Funds.
(k)“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.
(l)“Investment Personnel” means (i) any employee of the Wilshire Funds (or any company in a control relationship to the Wilshire Funds) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund or assists in the trading process; and (ii) any natural person who controls the Wilshire Funds and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund.
(m)“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 thereunder.
(n)“Purchase or sale of a security” includes, among other things, the buying or writing of an option to purchase or sell a security.
(o)“Security held or to be acquired” by a Fund shall mean any security which, within the most recent 15 days (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or Adviser for purchase by the Fund, and (iii) any option to purchase or sell, and any security convertible into or exchangeable for any such security.
3.PROHIBITIONS
(a)No Access Person shall:

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(i)purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale:
(1)is being considered for purchase or sale by a Fund; or
(2)is being purchased or sold by a Fund
until either the Fund’s transactions have been completely abandoned or consideration of such transactions is abandoned.
(ii)reveal to any other person (except in the normal course of his or her duties on behalf of the Wilshire Funds) any information regarding securities transactions by a Fund or consideration by a Fund of any securities transactions, other than information that is contained in reports to shareholders of a Fund or otherwise is publicly available.
(iii)recommend any securities transactions for a Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other.
(b)No Investment Personnel shall:
(i)acquire Beneficial Ownership, directly or indirectly, in any security in an Initial Public Offering or in a Limited Offering without the express prior approval of the CCO through a pre-clearance process. Investment Personnel who have been authorized to acquire a security in an Initial Public Offering or in a Limited Offering must disclose that investment if they participate in any subsequent consideration of an investment in the issuer of that security for a Fund. The investment decision with respect to such a security must be independently reviewed by Investment Personnel with no personal interest in the issuer of the security.
(ii)execute a securities transaction on a day during which a Fund has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. Any profits realized by Investment Personnel in contravention of this subsection must be disgorged, as determined by the CCO. Any disgorged profits will be given to charity.
4.EXEMPTIONS
The prohibitions of Sections 3(a)(i) and 3(b)(ii) of this Code shall not apply to:
(a)Purchases or sales which are non-volitional on the part of the Access Person (i.e., discretionary brokerage accounts where the Access Person has no direct or indirect influence or control over the purchase or sale of a security).
(b)Purchases which are part of an Automatic Investment Plan.
(c)Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
(d)Purchases or sales determined by the CCO to be only remotely potentially harmful to a Fund because they would be very unlikely to affect a highly institutional market, or

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because they clearly are not related economically to the securities to be purchased, sold or held by a Fund.
5.REPORTING
(a)Unless excepted by Section 5(b) of this Code, every Access Person must provide to the CCO:
(i)Initial Holdings Report. No later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):
(1)The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of the date the person became an Access Person;
(2)The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
(3)The date that the report is submitted by the Access Person.
(ii)Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter the following information:
(1)With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:
a.The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
b.The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
c.The price of the Covered Security at which the transaction was effected;
d.The name of the broker, dealer or bank with or through which the transaction was effected; and
e.The date that the report is submitted by the Access Person.
(2)With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
a.The name of the broker, dealer or bank with whom the Access Person established the account;
b.The date the account was established; and
c.The date that the report is submitted by the Access Person.

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(iii)Annual Holdings Report. Annually, the following information must be submitted (which information must be current as of a date no more than 45 days before the report is submitted):
(1)The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;
(2)The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
(3)The date that the report is submitted by the Access Person.
(iv)Any report required by Section 5(a) of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.
(b)Exceptions from Reporting Requirements.
(i)An Access Person need not make a quarterly transaction report under Section 5(a)(ii) of this Code if the report would duplicate information contained in broker trade confirmations or account statements received by the CCO with respect to the Access Person within 30 days after the calendar quarter end, if all of the information required by Section 5(a)(ii) is contained in the broker trade confirmations or account statements, or if all of the information is contained in the records of the Wilshire Funds or the Adviser. Access Persons should instruct the bank or brokerage firm at which he or she maintains accounts to send duplicate copies of broker trade confirms and monthly or quarterly account statements to the CCO no later than 30 days after the end of each calendar quarter.
(ii)A person need not make a report under Section 5(a) of this Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.
(iii)An Access Person need not make a quarterly transaction report under Section 5(a)(ii) of this Code with respect to transactions effected pursuant to an Automatic Investment Plan.
(iv)Disinterested Board Members need not make:
(1)An initial holdings report under Section 5(a)(i) of this Code and an annual holdings report under Section 5(a)(iii) of this Code; and
(2)A quarterly transaction report under Section 5(a)(ii) of this Code, unless the Board member knew or, in the ordinary course of fulfilling his or her official duties as a Board member, should have known that during the 15-day period immediately before or after his or her transaction in a Covered Security, a Fund purchased or sold the Covered Security, or a Fund considered purchasing or selling the Covered Security.
(v)No report is required under Section 5(a) of this Code for an Access Person of the Adviser to the extent the information provided would be duplicative of information provided under the Adviser’s code of ethics adopted pursuant to Rule 204A-1(b) under the Investment Advisers Act of 1940, as amended, and such information is provided to the CCO.

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6.REVIEW OF REPORTS
The CCO shall review the reports and/or broker trade confirmations or monthly or quarterly account statements submitted pursuant to Section 5 of this Code and monitor personal trading activity of all Access Persons for compliance with this Code. However, the CCO shall not review his or her own reports and such reports shall be submitted to a member of management senior to such person for review.
7.NOTIFICATION OF REPORTING OBLIGATION
The CCO shall identify all of the respective Access Persons who are required to make reports pursuant to Section 5 of this Code and shall inform those Access Persons of their reporting obligations.
8.CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
All Access Persons with the exception of Disinterested Board Members shall certify annually that they have read and understand this Code and recognize that they are subject thereto. Further, Access Persons with the exception of Disinterested Board Members shall certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported pursuant to the requirements of this Code.
9.REPORTING OF VIOLATIONS; SANCTIONS
(a)The CCO shall provide a written report to the Board of the Wilshire Funds, and the Board of the Wilshire Funds shall consider, at least quarterly any issues arising under this Code since the most recent prior report, including but not limited to any material violations of this Code and the nature of any action taken by the CCO in respect of such violation.
(b)With respect to a violation of this Code, the CCO may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or disgorgement of profits. With respect to violations of the Code by the CCO, the Board of the Wilshire Funds shall receive written reports of such violations and may impose such sanctions as it deems appropriate, including, among other things, a letter of censure, disgorgement of profits, suspension or termination.
10.BOARD APPROVAL AND REPORTS
The Wilshire Funds shall submit this Code to the Board of the Wilshire Funds for approval within the time frames required by Rule 17j-1 under the 1940 Act. Any material changes to this Code shall be submitted to the Board within six months of such change.
On an annual basis, the Wilshire Funds shall provide a written report that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; and identifies any recommended changes in restrictions or procedures based upon the Trust or Adviser’s experience under this Code, evolving industry practices or developments in applicable law or regulations. Such report shall include any certification required by Rule 17j-1.
11.RECORDKEEPING.
The Wilshire Funds shall maintain the following records:
(a)A copy of this Code, or any amendment thereof, which is or at any time within the past five years has been in effect shall be preserved in an easily accessible place.

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(b)A record of any violation of this Code and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.
(c)A copy of each transaction and holding report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.
(d)A list of all persons who are or have been Access Persons within the last five years.
(e)A list of the names of all persons who are, or within the past five years have been, responsible for reviewing the reports filed pursuant to Section 5 of this Code shall be maintained in an easily accessible place.
(f)A record of any approvals granted pursuant to Section 3(b)(i) of this Code shall be preserved for a period of five years from the end of the fiscal year in which such approval is given.
(g)A copy of each report made pursuant to Section 10 of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.
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JANUARY 1, 2023, as amended March 1, 2023

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ACKNOWLEDGEMENT AND CERTIFICATION
I acknowledge that I have read the Wilshire Funds Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code and have complied with all provisions of this Code.

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